Exhibit 3.2

STATUTES

Article 1.- Denomination.

Under the name of “TURBO ENERGY, SL”, a liability company limited that will be governed by the mandatory legal regulations and by these statutes.

Article 2.- Object.

The purpose of the company will be the following activities The acquisition, distribution and sale of electrical and electronic material for the development of renewable energy projects, such as solar panels, inverters, chargers, regulators, batteries and structures, among others

Article 3.- Registered office.

The company is domiciled at 46004 - Valencia, Plaza de América, number 2, 4AB, and has Spanish nationality.

Article 4.- Capital stock and shares.

The share capital, which is fully paid up, is set at FOUR THOUSAND TWO HUNDRED EIGHTY-FIVE EUROS (€4,285) and is divided into 4,285 SHARE SHARES with a nominal value of ONE EURO each, and numbered consecutively from 1 to 4285.

Article 5.- Periodicity, call and place of celebration of the general meeting.

The general meeting will be convened by the administrative body.

The call will be communicated to the partners through telematic procedures, through the use of electronic signature. If this is not possible, it will be done through any other communication procedure, individual and written that ensures the reception by all partners in the place designated for this purpose or in the place that is recorded in the register of partners. In relation to other aspects related to the call, periodicity, place of celebration and majorities to adopt resolutions of the general meeting, the regulations set forth in the Capital Companies Law approved by Royal Legislative Decree l/2010, of July 2, will apply.

Article 6.- Communications from the company to the partners.

The communications that the company must make to the partners, in compliance with the provisions of the Capital Companies Law approved by Royal Legislative Decree 1/2010, of July 2, will be made through telematic procedures, through the use of electronic signature.

If this is not possible, it will be done through any other communication procedure, individual and written that ensures the reception by all the partners in the place designated for that purpose or in the one that appears in the register book of partners.

Article 7.- Meeting table. Deliberations and voting.

The president and secretary of the general meeting will be designated by the concurrent partners at the beginning of the meeting.

It is up to the president to draw up the list of attendees, declare the meeting constituted, give the floor in order of request, direct the deliberations and set the time and form of the meeting.

vote. Before ending the session, it will give an account of the agreements adopted, indicating the result of the vote and the statements related to them whose record in the minutes had been requested.

Article 8.- Ways of organizing the administration.

The management, administration and representation of the company is the responsibility of the administrative body.

The General Meeting may opt for any of the following ways of organizing the administration, without the need to modify the bylaws, and under the terms provided in the Capital Companies Act:

a)	A sole administrator, who is exclusively responsible for the administration and representation of society.

b)	Several administrators with joint and several powers, with a minimum of two and a maximum of five, to each of whom corresponds indistinctly the powers of administration and representation of the company, without prejudice to the power of the general meeting to agree, with merely internal effectiveness, the distribution of powers among them.

c)	Two joint administrators, who will jointly exercise the powers of administration and representation.

The type of administrative body chosen by the General Meeting must be registered in the Mercantile Registry.

Article 9.- Appointment, duration and prohibition of competition.

Natural or legal persons may be appointed administrators. The performance of the position of administrator will be for an indefinite period of time.

Regarding the other appointment requirements, incompatibilities and prohibitions to be an administrator, the provisions of the Capital Companies Law will apply.

The administrator position will be free.

Article 10.- Scope of representation and powers of the administrative body.

The representation that corresponds to the administrative body extends to all acts included in the corporate purpose defined in these bylaws, so that any imitation of the representative powers of administrators, even if it were registered in the Mercantile Registry, will be ineffective against third parties.

Article 11.- Notifications to the company.

Notifications to the company may be addressed to any of the administrators at the company’s domicile.

Article 12. - Single person limited liability company.

The specialties of the regime provided for in the Capital Companies Law approved by Royal Legislative Decree 1/2010, of July 2, will apply to the one-person limited liability company.